EXHIBIT 10.3

AUTOMATIC DATA PROCESSING, INC. 2018 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
AUTOMATIC DATA PROCESSING, INC. (the “Company”), pursuant to the 2018 Omnibus Award Plan, as amended from time to time (the “Plan”), hereby irrevocably grants you (the “Participant”), on [DATE] (the “Grant Date”), a Performance Stock Unit Award (the “Award”) of forfeitable performance stock units of the Company (“PSUs”), each PSU representing the right to receive one share of the Company’s common stock, par value $0.10 per share (“Common Stock”), subject to (1) the restrictions, terms and conditions herein and (2) any special terms and conditions applicable to the Participant, as set forth in the appendices attached hereto (the “Appendices”).
WHEREAS, the Participant has been selected as a participant in the three-year performance stock unit program of the Company covering the Company’s 20[XX], 20[XX] and 20[XX] fiscal years, as described in the letter previously provided to the Participant (the “PSU Award Letter”); and
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Performance Stock Unit Award Agreement (including the Appendices, the “Agreement”).
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:
1.           Terms and Conditions.
(a)          Award.  Subject to the other terms and conditions contained in this Agreement, the actual number of PSUs that are earned, if any, pursuant to the terms and conditions of the Award will be determined by the Company (the “Total Award”) and shall be computed in accordance with Section 3 below, as a percentage of the sum of (i) the Target Number of PSUs set forth in the PSU Award Letter (the “Target Award”) plus (ii) any Dividend Equivalent PSUs (as defined below).  The Total Award shall be a whole number of PSUs only.
(b)          Performance Period; Measurement Period.  Subject to the other terms and conditions contained in this Agreement, the performance period for the Award commenced on July 1, 20[XX] and shall terminate on June 30, 20[XX] (the “Performance Period”).  During the Performance Period there will be three (3) separate measurement periods (each, a “Measurement Period”) of the Company’s performance based on a financial metric established by the Committee and communicated to the Participant (the “Financial Metric”).
(c)          Dividend Equivalents.  Until shares of Common Stock are delivered to the Participant in respect of the settlement of the Award, at no time shall the Participant be deemed for any purpose to be the owner of shares of Common Stock in connection with the Award and the

Participant shall have no right to dividends in respect of the Award; provided, however, that each time the Company pays a dividend with respect to a share of Common Stock during the period from the Grant Date to the Payout Date (as defined below), the Participant shall be credited with an additional number of PSUs (the “Dividend Equivalent PSUs”) equal to (i) the quotient obtained by dividing the amount of such dividend by the Fair Market Value (as defined in the Plan) of a share of Common Stock on such date, multiplied by (ii) the Target Award.
(d)          Settlement.  If the Participant’s home country is the United States, subject to the other terms and conditions contained in this Agreement, the Company shall settle the Award by causing one share of Common Stock for each PSU in the Total Award that is outstanding (and not previously forfeited) as of the Payout Date to be registered in the name of the Participant and held in book-entry form on the Payout Date. If the Participant’s home country is not the United States, subject to the other terms and conditions contained in this Agreement, the Company shall settle the Award by the payment to the Participant in cash (without interest) of an amount equal to the Fair Market Value of the PSUs (the U.S. dollar value of your PSUs will be converted into the Participant’s local currency using the exchange rate determined by the Company) on the Payout Date, in each case, subject to applicable withholding taxes.
2.           Forfeiture of PSUs.
(a)          Termination of Employment Generally.  Except as otherwise determined by the Company in its sole discretion or as provided in Section 2(b) or Appendix A to this Agreement, all PSUs and Dividend Equivalent PSUs shall be forfeited without consideration to the Participant upon the Participant’s termination of employment with the Company or its Affiliates for any reason (and the Participant shall forfeit any rights to receive shares of Common Stock or cash in respect of the Award).  If the Participant’s home country is not the United States, for purposes of this Award, the Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not such termination is later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).
(b)          Termination due to Death, Disability or Retirement.  In the event that after completion of the first Measurement Period in the Performance Period but prior to the end of the Performance Period, the Participant’s employment with the Company is terminated due to death, Disability (as defined in the Plan) or retirement (defined for purposes of this Agreement as voluntary termination of employment at or after age 65, or age 55 with 10 years of service with the Company or its Affiliates), the Participant shall be entitled to receive a prorated portion of the Award determined in accordance with Section 3.  For the avoidance of doubt, if the Participant’s employment is terminated prior to June 30, 20[XX] due to death, Disability or retirement, the Award and any rights to receive shares of Common Stock, cash and Dividend Equivalent PSUs with respect thereto, will be forfeited without consideration.

3.           Performance Determinations.
(a)          Subject to the other terms and conditions contained in this Agreement, prior to or during each Measurement Period, the Company will adopt a schedule setting forth for such Measurement Period potential ranges of the Company’s Financial Metric (which may be an absolute dollar or other value for such period, or growth percentage relative to a prior period, as the Company may determine).  If the Participant is employed with the Company or its Affiliates at the completion of the Performance Period, then following completion of the Performance Period the Company will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs and (ii) the Final Payout Percentage.
(b)          If the Participant’s employment with the Company or its Affiliates has terminated after the first Measurement Period within the Performance Period but prior to the end of the Performance Period due to death or Disability, then as soon as administratively feasible (in the Committee’s sole discretion) following such termination the Company will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs, (ii) the Final Payout Percentage, and (iii) the Prorated Percentage.
(c)          If the Participant’s employment with the Company and its Affiliates has terminated after the first Measurement Period within the Performance Period but prior to the end of the Performance Period due to retirement, then following completion of the Performance Period the Company will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs, (ii) the Final Payout Percentage, and (iii) the Prorated Percentage.
(d)          If, in connection with a Change in Control, the successor company, or a parent of the successor company, in the Change in Control does not agree to assume, replace, or substitute the PSUs granted hereunder (as of the consummation of such Change in Control) with PSUs on substantially identical terms, as determined by the Committee, then as of immediately prior to such Change in Control, the Company will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs and (ii) the Final Payout Percentage.
(e)          For purposes of this Agreement:
(i)           “Final Payout Percentage” is a number, expressed as a percentage, equal to the sum of each Yearly Performance Percentage during the Performance Period, divided by 3; provided, however, that if the Company’s total shareholder return (“TSR”) for the Performance Period is not positive, then the Final Payout Percentage shall not exceed 100% (the “TSR Cap”); provided, further, that the TSR Cap shall not apply if the Participant’s employment terminates due to death or Disability prior to completion of the Performance Period or if a Change of Control occurs prior to the completion of the Performance Period.

(ii)          “Payout Date” shall be:
•
September 20[XX] or as soon as administratively feasible (but not later than 60 days) thereafter if the Participant remains employed with the Company or its Affiliates until the end of the Performance Period;

•
September 20[XX] or as soon as administratively feasible (but not later than 60 days) thereafter if the Participant’s employment with the Company and its Affiliates terminates due to retirement after completion of the first Measurement Period in the Performance Period but prior to the end of the Performance Period; provided that if the Participant subsequently dies or becomes Disabled during the Performance Period, the Payout Date shall be as soon as administratively feasible (but not later than 60 days) after the Participant’s death or Disability;

•
as soon as administratively feasible (but not later than 60 days) after termination of employment if the Participant’s employment with the Company and its Affiliates terminates due to death or Disability after completion of the first Measurement Period in the Performance Period but prior to the end of the Performance Period, or if Appendix A applies; and

•	immediately prior to the Change in Control if Section 3(d) applies.
(iii)         “Prorated Percentage” is a number, expressed as a percentage, equal to the quotient of (i) the number of completed months from July 1, 20[XX] until the date of the Participant’s termination of employment, divided by (ii) 36.
(iv)         “Yearly Performance Percentage” is a number, expressed as a percentage, determined by the Company using straight line interpolation between the low and high of the Financial Metric range (whether a dollar or other value, or a growth percentage) for each Measurement Period, based upon the Company’s actual performance with respect to such Financial Metric for such Measurement Period; provided, that if the Participant’s employment with the Company and its Affiliates terminates due to death or Disability after completion of the first Measurement Period in the Performance Period but prior to the end of the Performance Period, the Yearly Performance Percentage will be deemed to be 100% for each Measurement Period in the Performance Period not completed prior to the Participant’s termination of employment; provided, further, that if the Participant’s employment with the Company and its Affiliates terminates due to retirement after completion of the first Measurement Period in the Performance Period and the Participant subsequently dies or becomes Disabled prior to completion of the Performance Period, the Yearly Performance Percentage will be deemed to be 100% for each Measurement Period in the Performance Period not completed prior to the Participant’s death or Disability; provided, further, that in the event of a Change in Control, then the Yearly Performance Percentage will be deemed to be 100% for each Measurement Period in the Performance Period not completed prior to such Change in Control.

(f)          All determinations with respect to the Award or this Agreement by the Company or Committee, including, without limitation, determinations of the Financial Metric amount for any Measurement Period, the Financial Metric growth relative to a prior period, TSR, Yearly Performance Percentage and Prorated Percentage, and timing of settlements, shall be within the Company’s absolute discretion and shall be final, binding and conclusive on the Participant.
4.           Restrictive Covenant Agreement; Clawback; Incorporation by Reference.
(a)          Restrictive Covenant Agreement.  If the Participant’s home country is Australia, Canada, or the United States, this Award is conditioned upon the Participant’s agreement to this Agreement and the Restrictive Covenant Agreement furnished herewith and which includes, among other provisions, certain non-competition, non-solicitation and non-disclosure covenants. If such Participant does not agree (whether electronically or otherwise) to this Agreement and the Restrictive Covenant Agreement within ninety (90) days from the date of the Award, the Award shall be terminable by the Company.
(b)          Clawback/Forfeiture.  Notwithstanding anything to the contrary contained herein, the PSUs may be forfeited without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement (including, if applicable, the Restrictive Covenant Agreement furnished herewith) between the Participant and the Company or any Affiliate.  If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the PSUs (which gain shall be deemed to be an amount equal to the Fair Market Value, on the applicable Payout Date, of the shares of Common Stock or cash delivered to the Participant under this Award), and repay such gain to the Company.
(c)          Incorporation by Reference.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
5.           Compliance with Legal Requirements.  The granting and delivery of the Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local, and foreign laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required.
6.           Transferability.  PSUs granted hereunder may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate.
7.           Miscellaneous.

(a)          Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)          Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(c)          No Right to Employment.  If the Participant’s home country is the United States, nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever.  Although over the course of employment terms and conditions of employment may change, the at-will term of employment of the Participant will not change.
(d)         Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(e)          Entire Agreement.  This Agreement, the Plan and, if applicable, the Restrictive Covenant Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, however, that if the Participant’s home country is Australia, Canada, or the United States, the Participant understands that the Participant  may have an existing agreement(s) with the Company, through prior awards, acquisition of a prior employer or otherwise, that may include the same or similar covenants as those in the Restrictive Covenant Agreement furnished herewith, and acknowledges that the Restrictive Covenant Agreement is meant to supplement any such agreement(s) such that the covenants in the agreements that provide the Company with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict through the execution of the Restrictive Covenant Agreement that would release the Participant from the obligations the Participant has assumed under the restrictive covenants in any of these agreements.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.
(f)          Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)          Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.
Participants whose home country is not the United States are subject to the additional terms and conditions set forth in Appendices B, C and D to this Agreement, as applicable to the Participant’s country.  Participants whose home country is not the United States should review Appendices B, C and D to this Agreement carefully.
By accepting this Agreement through the online acceptance tool on Fidelity Stock Plan Services’ website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan.

AUTOMATIC DATA PROCESSING, INC.

APPENDIX A– SUPPLEMENTAL PROVISIONS TO SECTIONS 2 & 3
AUTOMATIC DATA PROCESSING, INC. 2018 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Capitalized terms used but not defined in this Appendix A shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
If the Participant is, as of the date of the consummation of the Change in Control, a Corporate Officer as appointed by the Board, the following provisions apply:
Notwithstanding anything to the contrary in Section 3(a), if the Participant’s employment with the Company or its Affiliates (or any successor thereto) is terminated within 24 months following a Change in Control either (x) by the Company or its Affiliates (or any successor thereto) without Cause (as defined in the Company’s Change in Control Severance Plan for Corporate Officers, as amended (the “CIC Plan”)) or (y) by the Participant with Good Reason (as defined in the CIC Plan), then as soon as administratively feasible following such termination by the Company or its Affiliates (or any successor thereto), the Company (or any successor thereto) will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs and (ii) the Final Payout Percentage.
In the event of any inconsistency between this Agreement and the terms of the CIC Plan that would otherwise apply to the PSUs herein granted, the terms of this Agreement shall control.  For the avoidance of doubt: (1) the terms of Section 1.2 of the CIC Plan shall not apply to the PSUs granted under this Agreement, and (2) any acceleration of vesting of the PSUs herein granted shall be deemed to be accelerated under the terms of the CIC Plan for purposes of Section 1.3 of the CIC Plan.
If the Participant is, as of the date of the consummation of the Change in Control, a letter graded associate (but not a Corporate Officer as appointed by the Board), the following provision applies:
Notwithstanding anything to the contrary in Section 3(a), if the Participant’s employment with the Company or its Affiliates (or any successor thereto) is terminated within 12 months following a Change in Control by the Company or its Affiliates (or any successor thereto) without Cause, then as soon as administratively feasible following such termination by the Company or its Affiliates (or any successor thereto), the Company (or any successor thereto) will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs and (ii) the Final Payout Percentage.

A-1

APPENDIX B – SPECIAL PROVISIONS FOR PARTICIPANTS
WHOSE HOME COUNTRY IS NOT THE UNITED STATES
AUTOMATIC DATA PROCESSING, INC. 2018 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Capitalized terms used but not defined in this Appendix B shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
For Participants whose home country is not the United States, this Appendix B includes special terms and conditions that are in addition to the terms and conditions set forth in the Agreement:
1.           Compliance with Legal Requirements.
The Participant understands that the Company is under no obligation to seek approval or clearance from any governmental authority for the grant of the PSUs and/or any payment pursuant to the Award.  Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent to the extent necessary to comply with laws applicable to the PSUs.
2.           Responsibility for Taxes.
(a)          The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)          Prior to any relevant taxable or tax withholding event, the Participant agrees, if requested by the Company, to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In furtherance and not in limitation of the foregoing, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or (ii) withholding from the payment to be made to the Participant upon vesting or settlement, as the Company may determine, of the Award. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates.
(c)          The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to make a payment pursuant to this Agreement if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
3.           Nature of the Award.  In accepting the Award, the Participant acknowledges, understands and agrees that:
(a)          the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)          the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)          all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;
(d)          the Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Employer, the Company, or any Affiliate, and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any);
(e)          unless otherwise agreed with the Company, the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate of the Company;
(f)           the Participant is voluntarily participating in the Plan;
(g)          the Award and any payment subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(h)          the Award and any payment subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;
(i)           the future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;
(j)           no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Participant’s employment (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer, or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)           unless otherwise provided in the Plan, in this Agreement, or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(l)           neither the Company, the Employer, nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award.
4.           Miscellaneous.
(a)          No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(b)          Language.  If the Participant has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(c)          Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(d)          Foreign Asset/Account Reporting; Exchange Controls.  The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to maintain cash received pursuant to an Award in a brokerage or bank account outside the Participant’s country.  The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  The Participant also may be required to remit or repatriate funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt.  The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.
(e)          Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any payment received under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX C--DATA PRIVACY PROVISIONS FOR PARTICIPANTS
WHOSE HOME COUNTRY IS NOT THE UNITED STATES
AUTOMATIC DATA PROCESSING, INC. 2018 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Capitalized terms used but not defined in this Appendix C shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
Part 1:
If the Participant works and/or resides in any of Belgium, the Czech Republic, Denmark, France, Germany, Italy, the Netherlands, Poland, Portugal, Romania, Slovakia, Spain, Sweden, Switzerland, or the United Kingdom, the following Data Privacy provision applies:
The Participant is hereby notified of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
The Company and the Employer hold certain personal information about the Participant: the Participant’s name, home address, email address, and telephone number, date of birth, social insurance, passport, or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.  Providing Data for the purposes listed above is mandatory and denial thereof will prevent the Participant’s participation in the Plan.
Data will be transferred to Fidelity Stock Plan Services, which is assisting the Company with the implementation, administration, and management of the Plan.  The recipients of the Data will be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) will have different data privacy laws and protections than the Participant’s country.  The Participant may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative.  The Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan in accordance with the records retention schedules. When the retention period has expired, records containing personal data will be securely deleted or destroyed, de-identified, or transferred to archive, in accordance with the applicable records retention schedule.
The Participant may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data by contacting in writing his or her local human resources representative. The Participant may also request the rectification, the removal or the blockage of his or her personal data if it is incorrect, incomplete or not processed in accordance with applicable laws and the ADP Workplace Privacy Code. The

Participant may, at any time, contact his or her local human resources representative to enforce his or her privacy rights.
A Data Protection Officer for the European Economic Area has been appointed and can be reached at DataProtectionOfficer.ADPEMEA@adp.com. You may reach the Data Protection Officer via mail at the address below.
Data Protection Officer - EMEA
ADP Europe SAS
31 Avenue Jules Quentin
92000 Nanterre
France
Part 2:
If the Participant works and/or resides in a country not listed above in Part 1, the following Data Privacy provision applies:
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, and telephone number, date of birth, social insurance, passport, or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), which is necessary for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.
The Participant understands that Data will be transferred to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of the Data will be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) will have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative.  The Participant authorizes the Company, Fidelity Stock Plan Services, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Awards or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

APPENDIX D – SUPPLEMENT FOR AUSTRALIA,
CANADA, FRANCE & POLAND
AUTOMATIC DATA PROCESSING, INC. 2018 OMNIBUS AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Capitalized terms used but not defined in this Appendix D shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
Terms and Conditions
This Appendix D includes special terms and conditions that govern the PSUs granted to the Participant if he or she works and/or resides in one of the countries listed herein.  Moreover, if the Participant relocates to one of the countries included in this Appendix D, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the special terms and conditions included herein will apply to the Participant.
Notifications
This Appendix D also includes information of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the laws in effect in the countries listed below as of the Grant Date.  Such laws are often complex and change frequently.  As a result, the information contained in this Appendix D may be out of date at the time the PSUs vest.
In addition, this supplement is general in nature and does not discuss all of the various laws, rules and regulations that may apply.  It may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result.  Accordingly, the Participant is strongly advised to seek appropriate professional advice if he or she has any questions about his or her specific situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner.

AUSTRALIA
Terms and Conditions
Data Privacy.
This provision supplements the applicable provisions of Appendix C:
The privacy policy of Automatic Data Processing Limited ABN 70 003 924 945 contains information about how the Participant can access and seek correction of the Participant’s personal information, and how to make a complaint about a breach of applicable privacy laws.
CANADA
Terms and Conditions
Termination of Employment.
This provision replaces Section 2(a) of the Agreement:
Except as otherwise determined by the Committee in its sole discretion or as set forth in Section 2(b) or Appendix A, unvested PSUs shall be forfeited without consideration to the Participant upon the Participant’s termination of employment with the Company or its Affiliates for any reason.  For purposes of the PSUs, the Participant’s termination date shall occur (regardless of the reason for such termination, and whether or not found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any), except as otherwise required by applicable legislation, effective as of the date that is the earlier of: (i) the termination of the Participant’s employment relationship; (ii) the date the Participant receives written notice of termination; or (iii) the date the Participant is no longer actively employed regardless of any notice period or period of pay in lieu of such notice mandated under applicable laws (including, but not limited to statutory law, regulatory law and/or common law).
The following provisions will apply if the Participant is a resident of Quebec:
Language Consent.
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy.
This provision supplements the applicable provisions of Appendix C:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company and any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors.  The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s file.
Notifications
Foreign Asset/Account Reporting Information.
If the Participant is a Canadian resident, the Participant is required to report his or her foreign specified property on Form T1135 (Foreign Income Verification Statement) if the total cost of the Participant’s specified foreign property exceeds CAD100,000 at any time in the year.  Foreign specified property includes payments received under the Plan and may include rights to receive such payment (e.g., the PSUs).  Thus, PSUs must be reported – generally at a nil cost – if the CAD100,000 cost threshold is exceeded because other foreign specified property is held by the Participant.  The Form T1135 generally must be filed by April 30 of the following year.  The Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
FRANCE
Terms and Conditions
Type of Grant.
The Participant understands that the PSUs are not intended to be French tax-qualified.
Language Acknowledgement.
En acceptant la convention [”Agreement”], vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.
By accepting the Agreement, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English.
POLAND
Terms and Conditions
Data Privacy.
This provision supplements the applicable provisions of Appendix C:
The Employer shall mean ADP Polska Sp. z o.o.